EXHIBIT 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
PRESS RELEASE	Tel. 804.289.9600
Fax 804.289.9758

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS HIGHER

FIRST-QUARTER EARNINGS

Profits up 23% at Brink’s, Incorporated; Up 21% at Brink’s Home Security

RICHMOND, Va., May 2, 2007 – The Brink’s Company (NYSE: BCO), a global provider of security services, reported first-quarter income from continuing operations of $28.4 million or 61 cents per share, up from $24.2 million or 42 cents per share in last year’s first quarter. The improved results reflect strong performance at the company’s two security units, each of which had profit growth of more than 20% versus the year-ago period. A year-over-year reduction in costs of former operations was largely offset by the return of net interest expense and other income to an aggregate net expense position in the first quarter of 2007.

First-quarter revenue was $751.5 million, up 13.2% (10% on a constant currency basis) from $663.6 million in the first quarter of 2006. Operating profit increased to $62.1 million, up 40.8% from $44.1 million in the year-ago period.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “First-quarter earnings reflect solid gains at both of our security units. Improved performance at Brink’s, Incorporated was driven primarily by continued strength in Latin America while results in Europe showed only modest improvement. We will continue to be aggressive in our efforts to improve efficiency in those European countries where performance remains unsatisfactory. Looking at the remainder of 2007, we expect Brink’s, Incorporated to deliver annual percentage revenue growth in the high single-digits with an operating profit margin that exceeds 7%.

“First-quarter results at Brink’s Home Security also showed solid improvement. Despite stubbornly low growth in new installations, ongoing cost control efforts boosted margins on the higher revenue base. Our goal in 2007 continues to be the achievement of another year of 10% or better growth in revenue, profits and subscribers.”

Dan added: “During the quarter, we received a proposal from a large shareholder regarding strategic options. In considering what is in the best interests of the company and all of its shareholders, our board and management team incorporate such proposals into our regular process for reviewing corporate strategy. As always, we disclose any resulting decisions or actions when appropriate.”

Business Unit Performance: First-Quarter 2007 Versus 2006

Brink’s, Incorporated (“Brink’s”)

Brink’s, the company’s secure transportation and cash management unit, had first-quarter revenue of $636.8 million, up 13.9% (10% on a constant currency basis) from $558.9 million in the year-ago quarter. Operating profit was $48.8 million, up 23.2% from $39.6 million last year. The higher results were driven by improved performance across most of Latin America. The first-quarter operating profit margin was 7.7%, up from 7.1% in the year-ago quarter.

Capital expenditures during the quarter totaled $26.3 million. Capital spending in 2007 at Brink’s is expected to be between $135 million and $145 million.

Brink’s North America

First-quarter revenue in North America was $211.2 million, up 4.9% from $201.3 million in the first quarter of 2006. Operating profit was $18.3 million, down slightly from $18.4 million in the year-ago quarter. Operating profit margin for the quarter was 8.7%, down from 9.1% in last year’s first quarter due primarily to higher sales and marketing costs.

Brink’s International

First-quarter revenue from international operations was $425.6 million, up 19% (12% on a constant currency basis) from $357.6 million in 2006, reflecting increases in all regions except Asia-Pacific. Operating profit was $30.5 million, up 43.9% from $21.2 million last year due primarily to continuing strength in Latin America and modest improvement in Europe. The operating profit margin for international operations was 7.2%, up from 5.9% in last year’s first quarter.

EMEA (Europe, Middle East, Africa): First-quarter revenue for EMEA was $281.4 million, up 18% (8% on a constant currency basis) from $238.5 million in 2006. Operating profit improved slightly despite continued poor performance in a few countries including Germany, the United Kingdom and Ireland.

Despite the recent profit improvements, the operating environment in Europe continues to be challenging due to several factors including competitive pricing pressures, various regulatory and labor issues, and higher security threats. The company is highly focused on turnaround efforts in underperforming countries and will continue its aggressive pursuit of operating efficiencies. Since the end of March, a few customers in one country have given notice of their intent to discontinue service with Brink’s. As a result, management is evaluating the implications of expected lower revenues and may need to take actions to better align costs with expected market conditions. These actions may require significant charges to be recorded.

Latin America: First-quarter revenue in Latin America increased 28.6% (27% on a constant currency basis) to $129.5 million, up from $100.7 million in 2006. Operating profit showed significant year-over-year growth due to the effect of higher revenues combined with continued strength in Venezuela and improved results in Brazil and Colombia.

Asia-Pacific: First-quarter revenue in Asia-Pacific was $14.7 million, down 20.1% from $18.4 million in 2006. Revenue and operating profit declined due to the previously disclosed loss of a customer in Australia in the middle of last year. The company expects that full-year revenue will be reduced by approximately $10 million from 2006 levels as a result of the loss of this customer.

Brink’s Home Security (“BHS”)

First-quarter revenue at BHS rose 9.6% to $114.7 million, up from $104.7 million in the year-ago quarter due primarily to continued growth in the subscriber base. BHS ended the quarter with approximately 1,153,000 subscribers, up 10.1% from the year-ago level. Monthly recurring revenue rose 13.6% to $34.2 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

Operating profit was $28.2 million, up 20.5% from $23.4 million in the first quarter of 2006. The strong profit improvement was due primarily to continued growth in the customer base, aggressive cost controls and lower expenses resulting from reduced activity in Brink’s Home Technologies. The first-quarter operating profit margin was 24.6%, up from 22.3% last year.

BHS installed approximately 45,800 systems for new customers during the quarter, a year-over-year installation growth rate of 6.3%, and had approximately 17,500 disconnects. Despite the disappointing installation growth rate, which reflects ongoing softness in the housing market, full-year growth in the subscriber base is expected to be close to 10% in 2007.

The annualized disconnect rate of 6.1% for the quarter increased over the year-ago rate of 5.5%.

First-quarter capital expenditures at BHS totaled $43.4 million. Total capital spending at BHS in 2007 is expected to range from $175 million to $185 million.

Costs Related to Former Operations Included in Continuing Operations

First-quarter expenses related to former operations totaled $3.3 million, down from $6.9 million in 2006 due primarily to lower postretirement medical expenses. The company has a Voluntary Employees’ Beneficiary Association trust (“VEBA”), which is an investment vehicle used to fund the company’s obligations for company-sponsored medical coverage for former coal miners and their dependents. The VEBA had assets valued at approximately $463 million on March 31, 2007.

Taxes

The effective income tax rate of 42% was higher than the year-ago rate of 38% due to the recording of a valuation allowance on tax benefits related to a European subsidiary. Based on current projections, the company expects the annual effective tax rate for 2007 to be between 39% and 41%.

Other

First-quarter results for BHS include a pretax gain of $400,000 (less than 1 cent per share after taxes) related to the receipt of $2.4 million from the partial settlement of insurance claims associated with Hurricane Katrina. Additional insurance proceeds from Hurricane Katrina-related losses in BHS and Brink’s are expected to be received in the second quarter of 2007. Upon final settlement, the company expects to record additional other operating income in a range estimated to be between $2.6 million to $3.9 million.

Discontinued Operations

First-quarter income from discontinued operations was $300,000 or less than 1 cent per share versus $379.2 million or $6.50 per share in the first quarter of 2006. First-quarter 2006 results include the gain on the sale of BAX Global Inc.

Net Income

First-quarter net income, which includes results from continuing and discontinued operations, was $28.7 million or $0.61 per share versus $403.4 million or $6.92 per share in 2006. Results for 2006 include the gain on the sale of BAX Global Inc.

This release contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding efforts to improve efficiency in European countries and possible actions to better align costs with expected market conditions, which may result in significant charges, expected revenue growth and profit for The Brink’s Company and its subsidiaries in 2007, including annual percentage revenue growth and operating profit margin at Brink’s and revenue, profit and subscriber growth at BHS, estimated capital expenditures for 2007, the aggressive pursuit of operating efficiencies, the impact of the loss of a Brink’s customer in Australia, the anticipated annual effective tax rate for 2007, and expected insurance recoveries from claims filed in connection with Hurricane Katrina. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the ability to identify and execute further cost and operational improvements and efficiencies in the core businesses, the ability of the businesses to meet demand appropriately, the impact of actions responding to current market conditions in EMEA, domestic and international demand for services of the subsidiaries of The Brink’s Company, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, the ability of the operations to identify losses as relating to Hurricane Katrina, positions taken by insurers with respect to claims made and the financial condition of insurers, Brink’s loss experience, changes in insurance costs, costs associated with information technology and other ongoing contractual obligations, the willingness of police departments to respond to alarms, the number of household moves, the level of new home construction, labor relations, safety and security performance, the company’s ability to identify strategic opportunities and integrate them successfully, Brink’s ability to adjust operationally to the loss of a customer in Australia, the company’s tax position, the cash, debt position and growth needs of the company, the funding levels and investment performance of the company’s pension plans and the VEBA, retirement experience, changes in mortality and morbidity assumptions, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, changes in inflation rates (including medical inflation) and interest rates, mandatory or voluntary pension plan contributions, the impact of continuing initiatives to control costs and increase profitability, pricing and other competitive industry factors, fuel and copper prices, new government regulations, legislative initiatives, judicial decisions, variations in costs or expenses and the ability of counterparties to perform. The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call

The Brink’s Company will host a conference call today, May 2, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through May 17, 2007, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The conference account number is 286 and the conference ID for the replay is 227861. A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY

and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2007	2006
Revenues	$751.5	663.6

Expenses:
Operating expenses	575.9	514.7
Selling, general and administrative expenses	114.5	106.6

Total expenses	690.4	621.3
Other operating income, net	1.0	1.8

Operating profit	62.1	44.1

Interest expense	(2.8)	(4.3)
Interest and other income, net	1.6	5.4

Income from continuing operations before income taxes and minority interest	60.9	45.2
Provision for income taxes	25.5	17.1
Minority interest	7.0	3.9

Income from continuing operations	28.4	24.2

Income from discontinued operations, net of income taxes	0.3	379.2

Net income	$28.7	403.4

Basic earnings per common share:
Continuing operations	$0.61	0.42
Discontinued operations	—	6.57
Net income	0.62	6.99
Diluted earnings per common share:
Continuing operations	$0.61	0.42
Discontinued operations	—	6.50
Net income	0.61	6.92
Weighted-average common shares outstanding:
Basic	46.3	57.7
Diluted	46.9	58.3

THE BRINK’S COMPANY

and Subsidiaries

(Unaudited)

	Three Months Ended March 31,
(In millions)	2007	2006
Segment Information
Revenues:
Brink’s	$636.8	558.9
Brink’s Home Security	114.7	104.7

Revenues	$751.5	663.6

Operating profit:
Brink’s	$48.8	39.6
Brink’s Home Security	28.2	23.4

Business segments	77.0	63.0
Corporate	(11.6)	(12.0)
Former operations	(3.3)	(6.9)

Operating profit	$62.1	44.1

Supplemental Financial Information

Brink’s:
Revenues:
North America	$211.2	201.3
International	425.6	357.6

Revenues	$636.8	558.9

Operating profit:
North America	$18.3	18.4
International	30.5	21.2

Operating profit	$48.8	39.6

Brink’s Home Security:
Revenues	$114.7	104.7

Operating profit:
Recurring services	$50.8	43.6
Investment in new subscribers	(22.6)	(20.2)

Operating profit	$28.2	23.4

Monthly recurring revenues (a)	$34.2	30.1
Annualized disconnect rate	6.1%	5.5%
Number of subscribers (in thousands):
Beginning of period	1,124.9	1,018.8
Installations	45.8	43.1
Disconnects	(17.5)	(14.2)

End of period	1,153.2	1,047.7
Average number of subscribers	1,138.1	1,032.5

(a)	See “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

COSTS OF FORMER OPERATIONS INCLUDED IN CONTINUING OPERATIONS

	Three Months Ended March 31,
(In millions)	2007	2006
Company-sponsored postretirement benefits other than pensions	$1.5	4.4
Black lung	0.9	1.0
Pension	(0.1)	0.6
Administrative, legal and other expenses, net	1.1	1.5
Gains on sale of property and equipment and other income	(0.1)	(0.6)

Costs of former operations	$3.3	6.9

INCOME FROM DISCONTINUED OPERATIONS

	Three Months Ended March 31,
(In millions)	2007	2006
BAX Global:
Gain on sale	$—	584.6
Results of operations	—	7.0
Adjustments to contingent liabilities of other former operations	0.4	(1.2)

Income from discontinued operations before income taxes	0.4	590.4
Provision for income taxes	0.1	211.2

Income from discontinued operations	$0.3	379.2

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended March 31,
(In millions)	2007	2006
Depreciation and amortization:
Brink’s	$25.6	23.2
Brink’s Home Security	18.5	15.8
Corporate	0.2	0.1

Depreciation and amortization	$44.3	39.1

Capital expenditures:
Brink’s	$26.3	19.9
Brink’s Home Security:
Security systems	41.1	36.4
Other (a)	2.3	5.7
Corporate	0.1	0.1

Capital expenditures	$69.8	62.1

(a)	Capital expenditures at BHS in the first quarter of 2006 include $5.3 million for the development of the Knoxville, Tennessee, facility, which became operational in February 2006.

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$11.2	10.7
Amortization of deferred revenue	(8.0)	(7.3)
Deferral of subscriber acquisition costs (current year payments)	(5.8)	(6.1)
Deferral of revenue from new subscribers (current year receipts)	12.1	11.0

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink’s Home Security revenues follows:

	Three Months Ended March 31,
(In millions)	2007	2006
March:
Monthly recurring revenues (“MRR”) (a)	$34.2	30.1
Amounts excluded from MRR:
Amortization of deferred revenue	2.7	2.5
Other revenues (b)	1.7	3.1

Revenues on a GAAP basis	$38.6	35.7

Revenues (GAAP basis):
March	$38.6	35.7
January – February	76.1	69.0

January – March	$114.7	104.7

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Revenues that are not pursuant to monthly contractual billings.

The company uses MRR as one factor in the evaluation of BHS’ performance and believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security business produces. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

Net Debt reconciled to GAAP measures

(In millions)	March 31, 2007	December 31, 2006
Short-term debt	$26.7	33.4
Long-term debt	117.7	136.8

Debt	144.4	170.2
Less cash and cash equivalents	(139.6)	(137.2)

Net Debt	$4.8	33.0

Net Debt is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt to be helpful in evaluating the financial leverage of the company. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated balance sheets in the company’s report on Form 10-Q for the period ended March 31, 2007.

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS (continued)

(Unaudited)

Brink’s, Incorporated Organic Revenue Growth

(In millions)	Three Months Ended March 31,	% change from prior period

2005 revenues	$509.2	11
Effects on revenue of:
Organic Revenue Growth	44.8	9
Acquisitions and dispositions, net	21.5	4
Changes in currency exchange rates	(16.6)	(3)

2006 revenues	558.9	10
Effects on revenue of:
Organic Revenue Growth	41.9	8
Acquisitions and dispositions, net	11.4	2
Changes in currency exchange rates	24.6	4

2007 revenues	$636.8	14

The supplemental Brink’s, Incorporated Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and changes in currency exchange rates. The company believes that this information may be helpful to investors in understanding the performance of the company’s operations. The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices (includes the effects of inflation) and volumes of a unit’s base business. This supplemental non-GAAP information does not affect net income or any other reported amounts. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

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